Exhibit 99.1

For Immediate Release

CHIEF MARKETING OFFICER TO LEAVE CHOICE HOTELS

SILVER SPRING, Md. (January 5, 2007) — Choice Hotels International (NYSE: CHH) today announced that Wayne Wielgus, executive vice president and chief marketing officer, will leave the company. The move coincides with the company’s recent reorganization to a brand-centric structure, which places more emphasis on driving product and brand differentiation and related strategies through four brand divisions.

Since joining Choice Hotels in 2000, Wielgus spearheaded numerous successful marketing programs, including the award winning Thanks for Traveling campaign and the current I’ve Been Everywhere advertising campaign. In addition, he developed invaluable partnerships with Bank of America, Little League Baseball, and more than 10 airlines, all of which increased Choice’s incremental business and led the company’s initiatives in the creation of a customer care program and the development and deployment of the company’s hotel-level guest satisfaction system.

“Wayne has achieved a great deal during his tenure at Choice, including establishing a strong marketing team and helping the company sharpen its focus on and understanding of key customer groups,” said Charles A. Ledsinger, Jr., vice chairman and CEO. “His leadership championed significant growth in our central reservations contribution, particularly through our proprietary Web site, choicehotels.com, and third-party partnerships.

“With the support of Wayne’s leadership, Choice has been able to significantly increase its brand awareness, reach more guests and deliver more business to our franchisees and played a major role in our positive franchisee relationships,” added Joseph M. Squeri, president and COO. “I, along with the rest of the company’s management team, would like to thank him for his contributions to Choice’s success over the past six years and wish him well in his future endeavors.”

Wielgus will assist the company to ensure a smooth transition. The current marketing leaders will report on an interim basis to Joe Squeri. These leaders include Bill Carlson, senior vice president of consumer revenue growth; Mary Beth Knight, senior vice president of eCommerce; Allan Kane, vice president of worldwide sales and intermediary marketing; and Mark Weiner, vice president of customer care and reservations. In addition, Aaron Katz has joined the marketing team as vice president, strategic initiatives, to provide strategic oversight of the marketing and reservations budgets, resources and initiatives. This will include the development and communication of long-term marketing and reservations strategies, as well as helping to ensure that they are fully integrated and supportive of the company’s overall strategic direction.

Choice announced its move to a brand-centric structure in October 2006. The new organizational structure consists of brand-category management teams, which include the company’s upscale and extended stay market brands (Cambria Suites, MainStay Suites and Suburban Extended Stay Hotels), mid-market brands (Comfort Inn, Comfort Suites and Sleep Inn), full-service market brands and international operations (Quality Inn, Clarion, Clarion Collection and the company’s international division), and the economy market brands (Econo Lodge and Rodeway Inn).

About Choice Hotels

Choice Hotels International franchises more than 5,300 hotels, representing more than 430,000 rooms, in the United States and more than 40 countries and territories. As of September 30, 2006, 736 hotels are under development in the United States, representing 57,117 rooms, and an additional 72 hotels, representing 6,462 rooms, are under development in more than 20 countries and territories. The company’s Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites and Suburban Extended Stay Hotel brands serve guests worldwide.

Additional corporate information may be found on Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Contacts

Anne Madison, Vice President, Corporate Communications

301.592.6723

David Peikin, Senior Director, Corporate Communications

301.592.6361